Exhibit 10.14
EMPLOYMENT AGREEMENT
     This EMPLOYMENT AGREEMENT (“Agreement”), effective as of May 3, 2007, (“Effective Date”) is entered into by and between Fallbrook Technologies Inc., a Delaware corporation (the “Company”) and William Klehm, an individual resident of the State of California (“Executive”).
     WHEREAS, Executive began his employment with the Company on May 3, 2004 and has continued an uninterrupted tenure as President and Chief Executive Officer of the Company;
     WHEREAS, Executive’s Employment Agreement with the Company expired on May 2, 2007; and
     WHEREAS, the parties desire to continue this employment relationship.
     NOW, THEREFORE, the Company and Executive hereby agree as follows:
     1. Position and Duties
          A. In accordance with the terms and conditions of this agreement, Executive shall continue to serve as President and Chief Executive Officer of the Company. In such capacity, Executive shall have the duties, responsibilities and authority consistent with such position. Executive shall report directly and exclusively to the Company’s Board of Directors (the “Board”).
          B. Executive shall continue his service as an elected member of the Board and agrees to serve in such capacity without additional compensation. The Company agrees to use its commercially reasonable efforts to provide that Executive continues to be elected to the Board as long as he remains in his position as President and Chief Executive Officer of the Company.
          C. Executive shall diligently, and to the best of his ability, perform all duties incident to his position, and devote substantially all of his time, attention, and effort to the business and affairs of the Company, and shall use his good and faithful efforts to promote the interests of the Company. In addition, Executive agrees to comply with all applicable governmental laws, rules and regulations and to abide by the Company’s policies and rules, including the rules and regulations set forth in any Employee Handbook adopted by the Board, as such Employee Handbook may be amended from time to time.
          D. Except for the consulting arrangement described in a letter dated May 3, 2004, from Executive to the Company’s Chairman. Executive shall not directly or indirectly render any services of any kind or character for Executive’s own account or for any other person, firm or entity without first obtaining the written consent of the Chairman of the Board. Notwithstanding the foregoing, Executive shall have the right to perform such incidental services as are necessary in connection with (i) his private passive investments, but only if Executive is not obligated or required to and, in fact, does not devote any managerial efforts that interfere in a material fashion with the services required to be performed by him hereunder; (ii) his charitable or community activities; (iii) his participation in trade or professional organizations, but only if such incidental services do not significantly interfere with the performance of Executive’s services hereunder, or (iv) subject to the reasonable prior approval of the Board, his service on the boards of directors of other companies.
          E. After the Effective Date, and during the term of this Agreement together with any period (if any) in which Executive is receiving payments from the Company pursuant to Section 9.C. Executive shall not acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise, or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates. For purposes of this Agreement, “Affiliate” means, with respect to an specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity. Ownership by Executive, as a passive investment, of less than one percent (1%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market shall not constitute a breach of this Section 1.E.
          F. Executive hereby represents that he is not a party to any agreement which would be a material impediment to entering into this Agreement and that he is permitted to enter into this Agreement and perform the obligations hereunder. Executive represents and warrants that he will not use or disclose, in connection with his employment by the Company, any trade secrets or other proprietary information or intellectual property in which Executive or any other person has any right, title or interest. Executive represents that his employment by the Company as contemplated by this Agreement will not infringe or violate the rights of any other person or entity, Executive represents and warrants to the Company that he has returned all property and confidential information belonging to any prior employers, and that he will not bring onto the Company’s premises any unpublished documents or property belonging to any former employer or other person to whom he has an obligation of confidentiality.
     2. Salary. Beginning on the Effective Date, Executive shall be paid as compensation for his services an annual salary at a rate of Four Hundred Thousand Dollars ($400,000) per year (“Base Salary”), less all applicable withholdings and deductions, to be paid in accordance with the Company’s standard payroll policy (but not less than semi-monthly).
     3. Bonus. Executive shall be eligible to receive an annual cash bonus, subject to the sole discretion of the Board, upon such other date as determined by the Board.
     4. Stock Option/Stock Purchases
          A. Option Grant. As soon as practicable after the Effective Date, the Company shall grant Executive an additional stock option (the “Option”) to purchase up to 300,000 shares (the “Option Shares”) of the Company’s common stock (“ Common Stock”). So long as your employment relationship with the Company continues, the Option Shares shall vest in accordance with the following schedule: one-third (1/3rd) of the total number of Option Shares shall vest and become exercisable on the twelve (12) month anniversary of the vesting commencement date (as defined in the underlying option agreement, the terms of which shall govern the option), and one-twenty-forth (1/24th) of the remaining Option Shares shall vest and become exercisable on the same day of each month thereafter. The exercise price of the Option Shares will be $1.30 per share. On the date of grant, all or any part of the Option Shares shall be immediately exercisable, if Executive elects to do so, but the purchased shares shall be subject to repurchase by the Company at the exercise price in the event that Executive’s employment terminates before he vests in the Option Shares underlying such shares. The Option granted pursuant to this Agreement shall be an incentive stock option to the maximum extent permitted under United States tax laws.
          B. Exercise of Option. Except as provided herein, the Option Grant made pursuant to Section 4.A above shall be subject to the terms of the Company’s 2004 Stock Plan (the “Plan”) and the Company’s standard form of stock option agreement, which must be executed as a condition of the grant and exercise.
          C. Effect of Change of Control. The provisions of the Plan or other agreements entered into by the Company and Executive relating to the potential acceleration of Options in the event of certain events occurring after a Change of Control after the Effective Date, will be applied to the Option Shares, so long as Executive’s employment with the Company has not been terminated prior to such Change of Control.
     5. Golden Parachute Excise Tax. In the event that the benefits provided for in this Agreement or otherwise payable to Executive (including, without limitation, any accelerated vesting of stock options or removal of repurchase restrictions on restricted stock) (the “Total Payments”) would constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) and, but for this Section 5, would be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments will be delivered either (i) in full, or (ii) to such lesser extent as would result in no portion of the benefits and payments being subject to the Excise Tax, whichever results in the receipt by Executive of the larger amount of economic value (on an after-tax basis, including application of the Excise Tax). All determinations regarding Sections 280G and 4999 of the Code will be made in writing by the Company’s independent auditors (the “Accountants”). In the event a reduction in benefits or payments is required under this Section 5, Executive will have the choice of which benefits or payments to reduce. For purposes of making the calculations required by this Section 5, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good-faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 5. The Company will pay all costs that the Accountants may reasonably incur in connection with any calculations contemplated by this Section 5. To the extent then applicable, the Company agrees to use its reasonable commercial efforts to solicit shareholder approval pursuant to Section 2800(b)(5) of the Code in order to preclude the application of Section 280G.
     6. Expenses. Executive shall be entitled to receive prompt reimbursement for all reasonable and necessary employment-related expenses incurred by Executive after the Effective Date. Such reimbursement is contingent upon Executive providing itemized accounts, receipts and other documentation of expenses, in accordance with standard Company practice’s applicable to other senior executives of the Company.
     7. Vacation. Executive will accrue (on a ratable basis) four (4) weeks of paid vacation/sick leave per year, on the same terms as applicable to other senior executives of the Company. Executive will be eligible to begin using any accrued vacation/sick leave at any time after the Effective Date.
     8. Other Employee Benefits. Executive shall receive medical insurance covering him and his family on the same terms as available to other senior executives of the Company (including the applicability of any co-pays and deductibles). Executive shall be eligible to participate in all other employee benefit plans and insurance maintained by the Company that are applicable to other senior management to the full extent provided for under those plans, including dental, vision, short and long term disability and life insurance. Such benefits shall continue uninterrupted, so long as the Executive remains employed by the Company The Company reserves the right to cancel or change its benefits plans and programs it offers to its employees at any time.
     9. Term of Employment/Termination Benefits.
          A. Basic Rule. The Company agrees to continue Executive’s employment, and Executive agrees to remain in employment with the Company, from the Effective Date until May 2, 2008; provided, however, Executive’s employment with the Company shall be “at will,” which means that either Executive or the Company may terminate Executive’s employment at any time, for any reason, with Cause or Without Cause (both, as defined below), subject to the severance provisions in Section 9.C below. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment, which may only be changed in an express written agreement signed by Executive and the Board. Any contrary representations, which may have been made to Executive shall be superseded by this Agreement.
          B. Automatic Renewal. This Agreement shall renew automatically each year unless either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the end of the contract year. No action shall be necessary to effectuate the renewal of this Agreement. All terms and conditions contained herein shall continue to bind the parties during each consecutive term until the termination of the Executive’s employment.
          C. Termination. The Company may terminate Executive’s employment at any time and for any reason (or no reason), and with Cause or Without Cause, by giving Executive notice in writing. Executive may terminate his employment by giving the Company fourteen (14) days’ advance notice in writing. Executive’s employment shall terminate automatically in the event of his death, and may be terminated by the Company if Executive becomes permanently disabled or incapacitated. Upon termination of Executive’s employment, Executive shall be paid his Base Salary through his date of termination (the “Termination Date”) and for the value of all accrued but unused vacation earned through the Termination Date. In addition, all unvested Option Shares granted to Executive will be forfeited on the Termination

Date, and the expiration date by which all vested Option Shares must be exercised after the Termination Date shall be determined in accordance with the terms of the Option.
          D. Severance Payment. If Executive’s employment is terminated for Cause or Executive resigns without Good Reason, then, except as specifically stated in this Agreement, all of the compensation and benefits to which he was entitled shall cease upon the Termination Date. If the Company terminates Executive’s employment “Without Cause” or Executive resigns for “Good Reason” prior to May 2, 2008 or a subsequent anniversary of this date resulting from an automatic renewal as contemplated in Section 9.B, then (i) the Company shall pay Executive an amount equal to six (6) months of his base salary then in effect, less all applicable withholdings and deductions, and (ii) Executive shall be additionally vested in the number of Base Option Shares which would have vested during the six months following his termination of employment. The benefits provided in the preceding sentence shall be conditioned upon the execution by Executive of the Company’s standard form of Separation Agreement and General Release (which will include the non-competition covenant referred to in Section 1.E and a one-year non-solicitation clause). Such cash severance payment shall be paid in six (6) equal payments over a six month period beginning on the Termination Date. Executive shall not be required to mitigate damages or the amount of any severance payment provided for by this Section 9.C and no future income earned by Executive from employment or otherwise shall in any way reduce or offset the severance payments due to Executive hereunder.
          E. Definitions.
               1. Good Reason. For all purposes under this Agreement, “Good Reason” for Executive’s resignation will exist if he resigns within sixty days of any of the following: (i) any reduction in his Base Salary, other than a reduction in Base Salary in connection with general cost-cutting objectives instituted by the Company which reduction is proportional when compared to reductions of other employees of the Company; (ii) termination of Executive’s service as a member of the Company’s Board (other than a termination as a result of Executive’s voluntary resignation from the Board); (iii) a change in title or a change in his position with the Company or a successor company which materially reduces his duties, authority, reporting, position or level of responsibility: or(iv) any requirement that he relocate his place of employment by more than fifty (50) miles from his then-current office, provided such reduction, change or relocation is effected by the Company without his written consent. A resignation by Executive under any other circumstances or for any other reasons will be a resignation “Without Good Reason.”
               2. Cause; Without Cause. For all purposes under this Agreement, a termination for “Cause” shall mean a good faith determination by the Board after consideration of all relevant facts that Executive’s employment be terminated for any of the following reasons; (i) willful misconduct which materially damages the Company; (ii) willful and material misappropriation of the assets of the Company; or (iii) conviction of, or a plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof. A termination of Executive’s employment in any other circumstances or for any other reasons will be a termination “Without Cause.”

     10. Non-Solicitation and Non-Disclosure.
          A. Non-Solicitation. During the period commencing on the Effective Date and continuing until the first anniversary of the date when Executive’s employment is terminated for any reason, Executive shall not directly or indirectly, personally or through others, solicit or attempt to solicit (on Executive’s own behalf or on behalf of any other person or entity) the employment or retention of any employee or consultant of the Company or any of the Company’s affiliates.
          B. Non-Disclosure. As a condition of employment, Executive will execute the Company’s standard Employee Proprietary Information and Inventions Agreement.
     11. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and shall be binding upon, the Company, its successors and assigns, and Executive, the personal representative of his estate and his heirs and legatees. This Agreement and all rights and obligations of Executive hereunder are personal to Executive and may not be transferred or assigned by Executive at any time. The Company may assign its rights under this Agreement to any entity that assumes the Company’s obligations hereunder in connection with any sale or transfer of all or a substantial portion of the Company’s assets to such entity.
     12. Notices.
          A. Any and all notices, demands or other communications required or desired to be given hereunder by any party shall be in writing and shall be validly given or made to another party if served either personally or, if deposited in the United States mail, certified or registered, postage prepaid, return receipt requested. If such notice, demand or other communication shall be served personally, service shall be conclusively deemed made at the time of such personal service. If such notice, demand or other communication is given by mail, service shall be conclusively deemed made at the time of the receipt by the party to whom such notice, demand or other communication is sent. Any and all notices, demands or other communications shall be delivered to the following address:

To the Company:	Fallbrook Technologies Inc.
2018 Winterwarm Drive
Fallbrook, CA 92028

To Executive:	William Klehm

          B. Any party hereto may change its address for the purpose of receiving notices, demands and other communications as herein provided by a written notice given in the manner aforesaid to the other party hereto.
     13. Waivers. No waiver of any term or provision of this Agreement shall be valid unless such waiver is in writing signed by the party against whom enforcement of the waiver is sought. In the case of the Company, such waiver shall be signed by at least one (1) member of the Board other than the President and CEO. The waiver of any term or provision of this Agreement shall not apply to any subsequent breach of this Agreement.
     14. Governing Document. This Agreement and Executive’s Proprietary Information and Inventions Agreement and any documents referenced herein or therein, including without limitation any stock option agreement evidencing the Option, constitute the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive’s employment with the Company and the payment of severance benefits and supersede all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to such subject matter. To the extent the provisions of this Agreement and the provisions of the Proprietary Information and Inventions Agreement (which Executive will be required to sign on or before the Effective Date) are inconsistent, the provisions of this Agreement shall govern the relationship between the parties hereto.
     15. Governing Law. The provisions of this Agreement shall be construed and interpreted under the laws of the State of California applicable to agreements executed and to be wholly performed within the State of California. Subject to the provisions of Section 17. Executive hereby consents to the personal jurisdiction of the state and federal courts located in San Diego County, California for any lawsuit arising from or related to this Agreement.
     16. Severability. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by a court of competent jurisdiction to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permitted by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole.
     17. Arbitration. The parties agree that, with the exception of the subjects listed below, any and all disputes that they have with one another which arise out of Executive’s employment or under the terms of this Agreement shall be resolved through final and binding arbitration, as specified herein. This shall include, without limitation, disputes relating to this Agreement, Executive’s employment by the Company or the termination thereof, the stock options granted to Executive, claims for breach of contract or breach of the covenant of good faith and fair dealing, and any claims of discrimination or other claims under any state or local law or regulation now in existence or hereinafter enacted and as amended from time to time concerning in any way the subject of Executive’s employment with the Company or its termination. The following exceptions will be resolved as required by law then in effect: (a) claims for benefits under the workers’ compensation, unemployment insurance and state disability insurance laws; (b) claims concerning the validity, infringement or enforceability of any trade secret, patent right, copyright trademark, or any other intellectual or confidential property held or sought by the Company; and (c) claims of employment discrimination or harassment brought under federal statutes. Binding arbitration will be conducted in San Diego County, California, before one arbitrator with expertise in the subject area of the dispute. The arbitration shall be administered by JAMS pursuant to its Comprehensive Arbitration Rules and Procedures. Judgment on the award may be entered in any court having jurisdiction. The arbitrator shall be selected by the parties’ mutual agreement within ten (10) days following either party’s demand for arbitration. If the parties cannot timely mutually agree upon an arbitrator.

each party shall select one arbitrator, and the two selected arbitrators shall promptly select a third arbitrator who shall arbitrate the arbitration. This provision shall not preclude the parties from seeking provisional remedies in aid of arbitration from a court of appropriate jurisdiction. Each party shall bear its own costs and expenses of participating in the arbitration, and each party shall bear one-half (1/2) of the fees and expenses of the arbitrator; provided, however, that the arbitrator will have authority to award attorneys’ fees. Executive understands and agrees that the arbitration shall be instead of any civil litigation and that the arbitrator’s decision shall be final and binding to the fullest extent permitted by law and enforceable by any court having jurisdiction thereof.
     18. Indemnification. To the fullest extent permitted under California General Corporation Law and the Company’s Articles of Incorporation or Bylaws, the Company shall indemnify Executive against loss, liability, damages and other reasonable expenses incurred as a consequence of his employment under this Agreement. Executive shall be entitled to indemnification (contractual or otherwise) to the same extent as the Company’s other Board members and senior executives. Such right of indemnification will not be deemed exclusive of any other rights to which Executive may be entitled under the Company’s Articles of Incorporation or Bylaws. The indemnification provisions for officers and directors under the Company’s Articles of Incorporation, Bylaws and any applicable indemnification agreement between Executive and the Company will (to the maximum extent permitted by law) be extended to Executive, during the period following Executive’s Termination of Employment, with respect to any and all matters occurring or effected during Executive’s employment hereunder.
     19. Reformation. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable in any jurisdiction by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially, altering the intention of the parties, then such provision shall be stricken and the remainder of this Agreement shall continue in full force and effect.
     20. Taxes. All payments made under this Agreement shall be subject to reduction to reflect taxes or other charges required to be withheld by law.
     21. Modification/Amendment. This Agreement may be modified or amended only by a written agreement signed by a member of the Board (other than Executive) and Executive.
     22. Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. Subject to the provisions of Section 17, a party may pursue any one or more rights or remedies hereunder or may seek damages for specific performance in the event of another party’s breach hereunder or may pursue any other remedy by law or equity, whether or not stated in this Agreement.
     23. Drafting. This Agreement shall not be construed against any party by reason of the drafting or preparation thereof.

     24. Counterparts. This Agreement may be executed in more than one counterpart, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument.
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     25. Acknowledgement. EXECUTIVE ACKNOWLEDGES THAT HE HAS HAD THE OPPORTUNITY TO SEEK THE ADVICE OF HIS OWN INDEPENDENT LEGAL COUNSEL IN CONNECTION WITH THE NEGOTIATION AND EXECUTION OF THIS AGREEMENT. EXECUTIVE ALSO ACKNOWLEDGES THAT HE HAS READ AND UNDERSTANDS ALL OF THE TERMS AND PROVISIONS OF THIS AGREEMENT.
     IN WITNESS WHEREOF, the parties have executed this Agreement as of the day and year written above.

/s/ William Klehm

William Klehm

FALLBROOK TECHNOLOGIES INC.,
a Delaware corporation

/s/ Gary Weiss

By:	Gary Weiss
Chairman of the Board of Directors

FALLBROOK TECHNOLOGIES INC.
AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT OF WILLIAM KLEHM
     This Amendment No. 1 to the Employment Agreement between the Company and William Klehm (the “Amendment”) is being made as of January 16, 2008, by and between Fallbrook Technologies Inc., a Delaware corporation (the “Company”) and William Klehm (“Executive”). Capitalized terms used herein which are not defined herein shall have the definitions ascribed to them in the Agreement (defined below).
RECITALS
WHEREAS, the Company and Executive have previously entered into an Employment Agreement effective May 3, 2007 (the “Agreement”);
WHEREAS, the Board of Directors recently approved the execution of Executive Employment Agreements with senior executives of the Company other than Executive, and such employment agreements contain certain terms and provisions which the Board has approved extending to Executive;
WHEREAS, Section 21 of the Agreement provides that the Agreement may be amended in a written agreement signed by Executive and a member of the Board of Directors of the Company (other than Executive).
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the promises and covenants contained herein and in the Agreement, and for other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:
     1. Addendum to the Agreement. The Agreement is hereby amended as follows:
     Section 9 of the Agreement shall be amended to read as follows:
     9. Term of Employment/Termination Benefits.
          A. Basic Rule. The Company agrees to continue Executive’s employment, and Executive agrees to remain in employment with the Company, from the Effective Date until May 2, 2008; provided, however, Executive’s employment with the Company shall be “at will,” which means that either Executive or the Company may terminate Executive’s employment at any time, for any reason, with Cause or without Cause (both, as defined below), subject to the severance provisions in Section 9.C below. This Agreement shall constitute the full and complete agreement between Executive and the Company on the “at will” nature of Executive’s employment, which may only be changed in an express written agreement signed by Executive and the Company. Any contrary representations, which may have been made to Executive shall be superseded by this Agreement.

          B. Automatic Renewal. This Agreement shall renew automatically each year unless either party provides the other party with written notice of non-renewal at least ninety (90) days prior to the end of the contract year. No action shall be necessary to effectuate the renewal of this Agreement. All terms and conditions contained herein shall continue to bind the parties during each consecutive term until the termination of the Executive’s employment.
          C. Termination.
               (a) Termination With Cause.
                    (1) During the period of employment, the Executive’s employment with the Company may be terminated by the Company at any time for Cause.
                    (2) Upon termination for Cause, Executive shall be entitled only to accrued and unpaid Base Salary and the benefits provided in Section 8 of this Agreement, and payment for any vacation or leave accrued, through the date of termination of employment.
               (b) Termination Without Cause.
                    (1) During the period of employment, the Executive’s employment with the Company may be terminated by the Company at any time without Cause.
                    (2) If the Executive’s employment is terminated without Cause during the initial term or any renewal term of this Agreement, then the Executive will receive (i) severance in an amount equal to six (6) months of the then-current annual Base Salary exclusive of bonus or incentive payments (the “Severance Period”), within sixty (60) days of the date of such termination (or such later date as may be necessary to avoid any adverse tax consequences under Section 409(A) of the Internal Revenue Code); (ii) continuation of health benefits and the benefits provided in Section 8 of this Agreement for the Severance Period (medical, dental, vision, life insurance, and long term disability, to the extent then provided by the Company and permitted by the various respective policies and by law); (iii) immediate accelerated vesting of any existing options which have been granted but are not fully vested as of the date of termination; and (iv) payment for any vacation or leave accrued through the date of termination.
               (c) By Executive (Resignation).
                    (1) At any time during the period of employment, Executive may resign his employment by giving thirty (30) days prior notice of termination to the Company.
                    (2) In the event Executive resigns his employment at any time during the period of employment, Executive shall be entitled to accrued and unpaid Base Salary and the benefits provided in Section 8 of this Agreement, and payment for any vacation or leave accrued, through the date of termination of employment.
               (d) Termination of Employment by Reason of Death. If Executive shall die during the period of employment, this Agreement shall terminate automatically as of the date of death, and Company shall pay to Executive’s legal representative the compensation and

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benefits under Section 9.C.(c)(2), which would otherwise be payable to Executive up to the end of the month in which death occurs, and, to the extent applicable, any insurance or insurance proceeds, vested death benefits, compensation for accrued vacation or leave time. Should the Executive die during the execution of, or during travel in connection with, his or her duties, then the Company shall pay to the Executive’s legal representative the compensation and benefits under Section 9.C.(b)(2).
               (e) Termination of Employment by Reason of Disability.
                    (1) As used herein, the term “permanent disability” shall mean, and be limited to, any physical or mental illness, disability or impairment that prevents or may reasonably be expected to prevent the Executive from continuing for the performance of his normal duties and responsibilities hereunder for a period in excess of four consecutive months. For purposes of determining whether a “permanent disability” has occurred under this Agreement, the written determination thereof by two (2) qualified practicing physicians selected and paid for by the Company (and reasonably acceptable to the Executive) shall be conclusive, provided however that if the disability is the result of an acute episode such determination shall be made in a reasonable period of time, which in any case shall be less than sixty (60) days.
                    (2) Upon any termination of this Agreement as hereinabove provided, the Company’s obligations under this Agreement to pay further compensation shall cease forthwith, except that the Executive (or his estate or legal representatives, as the case may be) shall be entitled to receive any and all compensation and benefits under Section 9.C.(c)(2), which would otherwise be payable to Executive as of the effective date of termination. Should the Executive become disabled during the execution of, or during travel in connection with, his or her duties, then the Executive (or his or her estate or legal representatives, as the case may be) shall be entitled to the compensation and benefits under Section 9.C.(b)(2).
               (f) Termination by Executive for Good Reason.
                    (1) The Executive may terminate this Agreement for “Good Reason” upon sixty (60) days’ written notice by the Executive to the Company of the occurrence of any of the events listed in Section 9.D.(1).
                    (2) In the event Executive resigns his employment at any time for “Good Reason” during the period of employment, Executive shall be entitled to the compensation and benefits set forth in Section 9.C.(b)(2) of this Agreement.
          D. Definitions.
               (1) Good Reason. For all purposes under this Agreement, “Good Reason” for Executive’s resignation will exist if he resigns within sixty days of any of the following: (i) any reduction in his Base Salary, other than a reduction in Base Salary in connection with general cost-cutting objectives instituted by the Company which reduction is proportional when compared to reductions of other employees of the Company; (ii) termination of Executive’s service as a member of the Company’s Board (other than a termination as a result of Executive’s voluntary resignation from the Board); (iii) a change in title or a change in his position with the Company or a successor company which materially reduces his duties,

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authority, reporting, position or level of responsibility; or (iv) any requirement that he relocate his place of employment by more than fifty (50) miles from his then-current office, provided such reduction, change or relocation is effected by the Company without his written consent. A resignation by Executive under any other circumstances or for any other reasons will be a resignation “Without Good Reason.”
               (2) Cause; Without Cause. For all purposes under this Agreement, a termination for “Cause” shall mean a good faith determination by the Board after consideration of all relevant facts that Executive’s employment be terminated for any of the following reasons; (i) willful misconduct which materially damages the Company; (ii) willful and material misappropriation of the assets of the Company; or (iii) conviction of, or a plea of “guilty” or “no contest” to a felony under the laws of the United States or any state thereof. A termination of Executive’s employment in any other circumstances or for any other reasons will be a termination “Without Cause.”
          E. Separation Agreement/Release Condition to Severance Benefits.
     Other than the payment of accrued vacation or leave, the benefits provided in the preceding sections 2(b), 2(d), 2(e) and 2(f) shall be conditioned upon the execution by Executive of the Company’s then-standard form of Separation Agreement and General Release (which will include the one-year non-solicitation|non-interference provisions in Section 10.A herein).
     2. Effect of Amendment. Except as expressly modified by this Amendment, the Agreement shall remain unmodified and in full force and effect.
     3. Entire Agreement. This Amendment together with the Agreement and all documents referred to herein and therein constitute the full and entire understanding and agreement between the parties with regard to the subjects hereof and thereof.
     4. Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Amendment shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Amendment, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Amendment, except as expressly provided in this Amendment.
     5. Governing Law. This Amendment shall be governed by and construed under the laws of the State of California as applied to agreements among California residents entered into and to be performed entirely within California.
     6. Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

COMPANY

FALLBROOK TECHNOLOGIES INC.

By:	/s/ Gary L. Weiss
Gary L. Weiss, Chairman of the Board

EXECUTIVE

/s/ William Klehm

William Klehm